Exhibit 99.1

Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION CALLS FOR REDEMPTION
ALL OF ITS OUTSTANDING 3.450% SENIOR NOTES AND 3.300% SENIOR NOTES

BOSTON, MASSACHUSETTS - June 4, 2020 - American Tower Corporation (NYSE: AMT) today announced its election to call for redemption all of its outstanding 3.450% senior unsecured notes due 2021 and all of its outstanding 3.300% senior unsecured notes due 2021. The redemption date for each set of notes has been set for July 6, 2020. In accordance with the redemption provisions of the 3.450% notes and the Indenture, dated as of May 23, 2013 (the “Base Indenture”), as supplemented by the Supplemental Indenture No. 2, dated as of August 7, 2014, the 3.450% notes will be redeemed at a price equal to the principal amount of the 3.450% notes plus a make-whole premium calculated pursuant to the terms of the indenture, together with accrued and unpaid interest, if any, up to, but excluding, the redemption date. In accordance with the redemption provisions of the 3.300% notes and the Base Indenture, as supplemented by the Supplemental Indenture No. 4, dated as of January 12, 2016, the 3.300% notes will be redeemed at a price equal to the principal amount of the 3.300% notes plus a make-whole premium calculated pursuant to the terms of the indenture, together with accrued and unpaid interest, if any, up to, but excluding, the redemption date. The Company intends to fund the redemptions with borrowings under its $2.35 billion senior unsecured revolving credit facility, as amended and restated in December 2019, and cash on hand.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 180,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2019, as updated in Part II, Item 1A of its Form 10-Q for the quarter ended March 31, 2020, under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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